                                                                   Exhibit 10.12

                         Mobius Management Systems, Inc.
                                One Ramada Plaza
                             New Rochelle, NY 10801

                                                 February 26, 1998

Mitchell Gross
3 Columbus Circle
Eastchester, NY 10709

Dear Mitch:

            The undersigned Mobius Management Systems, Inc. ("the Company") desires that you continue your employment with the Company in the capacities of Chairman of the Board Chief Executive Officer and President, and you desire to continue to be so employed by the Company, subject to the terms and conditions set forth in this letter agreement ("Agreement"). As used in this Agreement, the term the "Mobius Group" means and includes the Company and each of its subsidiaries and affiliated companies and ventures from time to time.

            Accordingly, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the Company and you hereby agree as follows:

            1. Employment; Term. The Company hereby employs you, and you hereby accept such employment and agree to serve the Mobius Group, upon the terms and conditions hereinafter set forth, for a term commencing on the consummation of the initial public offering by the Company as presently contemplated (the "IPO") and (unless sooner terminated as hereinafter provided) expiring on the third anniversary of such date (such term of employment being hereinafter referred to as "your term of employment").

            2. Position; Conduct.

                  (a) During your term of employment, you will hold the titles and offices of, and serve in the positions of, Chairman of the Board, Chief Executive Officer and President of the Company. You shall report to the Board of Directors of the Company (the "Board of Directors") and shall perform such specific duties and services of a senior executive nature (including service as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the Mobius Group, without additional compensation) as they shall reasonably request consistent with your position.

                  (b) During your term of employment, you shall (i) devote your full time and attention and best efforts to the business and affairs of the Mobius Group and faithfully perform, to the best of your ability, all of your duties and responsibilities; and (ii) abide by all applicable policies of the Mobius Group from time to time in effect.

            3. Salary; Additional Compensation; Perquisites and Benefits.

                  (a) During your term of employment, the Company will pay you a base salary at an annual rate of not less than Two Hundred Thousand Dollars ($200,000), subject to annual review by the Compensation Committee of the Board of Directors (the "Compensation Committee") and, in the discretion of such Committee, increase from time to time. Such salary shall be paid in installments in accordance with the Company's standard practice, but not less frequently than monthly.

                  (b) For fiscal year 1998 and thereafter for each fiscal year throughout your term of employment, you will be eligible to earn a bonus as determined by the Board of Directors or an appropriate committee thereof based upon actual performance as measured against goals set by the Board or such committee.

                  (c) During your term of employment, you will participate, on the same basis as heretofore, in all existing Company benefit programs (including without limitation your existing disability insurance program) and such other Company benefit programs as are from time to time made generally available to other senior executives of the Mobius Group.

                  (d) The Company will reimburse you, in accordance with its standard policies from time to time in effect, for such reasonable and necessary vouchered out-of-pocket business expenses as may be incurred by you during your term of employment in the performance of your duties and responsibilities under this Agreement.

                  (e) You shall be entitled to a vacation period to be credited and taken in accordance with Mobius Group policy from time to time in effect, which in any event shall not be less than a total of four weeks per annum.

                  (f) The Company shall provide to you, or pay for the costs of rental, insurance and maintenance and repairs of, an automobile for you, as designated by you, provided that the costs to the Company for such rental, insurance and maintenance and repairs shall not exceed $1,200 per month.

                  (g) You shall be eligible for stock option grants from time to time pursuant to the Company's 1996 Stock Incentive Plan in accordance with the terms and conditions thereof.

            4. Termination.

                  (a) Your term of employment under this Agreement will terminate at the Company's option upon a clear showing of Cause. As used herein, the term "Cause" means (and shall be limited to):

                  (i) Any willful or intentional act or failure to act involving fraud, theft or embezzlement affecting the Mobius Group;

                  (ii) Conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved, after exhaustion of all appeals; and

                (iii) Your willful or intentional repeated failure or refusal to perform or observe any of your material duties, responsibilities or obliga-tions set forth in, or as contemplated under, this Agreement, continuing after written warning, which results in a material adverse effect on the Mobius Group, if such breach is not cured within 30 days after notice thereof to you by the Company.

                  (b) For purposes of this Section 4, no act, or failure to act, on your part shall be deemed "willful" or "intentional" if done, or omitted to be done, by you with reasonable belief that your action or omission was in the best interests of the Mobius Group.

                  (c) The Company will provide you with a prompt hearing before the Board of Directors (at which you may be accompanied by counsel) prior to any termination for Cause hereunder.

                  (d) Your term of employment will terminate forthwith upon your death or, at the Mobius Group's option, upon your Disability. As used herein the term "Disability" means your inability to perform your duties and responsibilities as contemplated under this Agreement for a period of more than 180 consecutive days, or for a period aggregating more than 240 days, whether or not continuous, during any 360-day period, due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician satisfactory to both you and the Company; provided that if you and the Company cannot agree as to a physician, then each will select a physician and these two together will select a third physician, whose determination as to Disability will be binding on you and the Company. You, your legal representative or any adult member of your immediate family shall have the right to present to the Company and such physician such information and arguments on your behalf as you or they deem appropriate, including the opinion of your personal physician. Should you become incapacitated, your employment shall continue and all base salary and other compensation otherwise due to you hereunder shall be continued through the date on which your employment is terminated for Disability.

            5. Severance.

                  (a) In the event that your term of employment is terminated for Cause, or if you resign without Good Reason (as hereinafter defined), the Company will pay to you an amount equal to your accrued but unpaid base salary through the date of such termination.

                  (b) In the event that your term of employment is terminated (other than upon your death or Disability) during your term of employment (i) by the Company other than for Cause as provided herein or (ii) by you for Good Reason, then the Company shall pay to you an amount equal to your accrued but unpaid base salary and bonus through the date of such termination and shall also
(A) provide you with coverages substantially identical to those provided to you immediately prior to such termination (including without limitation under its medical, dental, long term disability and life insurance programs) for 12 months following the date of such termination, and (B) pay to you, in substantially equal monthly installments over the period from the date of such termination until the first anniversary of such date, an aggregate amount equal to the aggregate of (1) what your base salary would have been for said period (using for such purpose the base salary rate in effect on the date of termination) plus
(2) your maximum bonus for such period, but not less than your highest annual bonus during the preceding five years. In such event, the Company agrees that your rights to continued medical coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (your "COBRA" rights) shall be deemed to commence after the expiration of the 12-month period described in clause (A) above. For the purpose of this Agreement, termination of employment hereunder by you for "Good Reason" shall mean your termination of your employment upon notice to the Company following assignment to you of duties inconsistent with your position as described in Section 2(a) or your being removed from such position, in either case without your consent, which termination shall be effective 30 days after prompt notice of such circumstances by you to the Company, if such circumstances have not been cured prior to such date.

                  (c) In the event that your term of employment is terminated on account of your death or Disability, the Company will pay to you or your estate an amount equal to your accrued but unpaid base salary and bonus through the date of such termination and shall continue to make base salary payments to you or your estate, at the rate in effect as of the date of your death or Disability, for a period of twelve months from and after such date.

            6. Confidential Information.

                  (a) The Mobius Group owns and has developed and compiled, and will own, develop and compile, certain techniques and information which are secret, proprietary and confidential, and which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to you; (ii) becomes generally known or generally available to the public subsequent to disclosure to you through no wrongful act of any person or (iii) which you are required to disclose by applicable law or regulation (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at the Company's expense in seeking a protective order or other appropriate protection of such information).

                  (b) You acknowledge and agree that in the performance of your duties hereunder the Mobius Group will from time to time disclose to you and entrust you with Confidential Information. You also acknowledge and agree that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Mobius Group's interests and an improper disclosure of trade secrets. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of your assigned duties and for the benefit of the Mobius Group, any Confidential Information, either during your term of employment or for the three year period thereafter; provided that in the event your employment is terminated by the Company other than for Cause as provided above, such three year period shall be reduced to two years.

                  (c) The provisions of this Section 6 shall survive the termination of this Agreement and your term of employment.

            7. Restrictive Covenants.

                  (a) You acknowledge and agree (i) that the services to be rendered by you for the Mobius Group are of a special, unique, extraordinary and personal character, (ii) that you have and will continue to develop a personal acquaintance and relationship with one or more of the Mobius Group's customers, employees, suppliers and independent contractors, which may constitute the Mobius Group's primary or only contact with such customers, employees, suppliers and independent contractors, and (iii) that you will be uniquely identified by customers, employees, suppliers and independent contractors with the Mobius Group's products. Consequently, you agree that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the Mobius Group that you make the covenants contained in this Section 7.

                  (b) You agree that, during your term of employment and for a period of two years thereafter, you shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, including as an officer, director, employee, partner, consultant, advisor, proprietor, trustee or investor, any Competing Business worldwide; provided however that nothing contained in this Section 7(b) shall prevent you from owning less than 2% of the voting stock of a publicly held corporation for investment purposes and provided further that in the event your employment is terminated by the Company other than for Cause as provided above, such two year period shall be reduced to one year. For purposes of this
Section 7(b), the term "Competing Business" shall mean a business engaged in the design and marketing of electronic document warehousing software and which competes with the business then being operated by the Company (except where such competition is de minimus).

                  (c) The provisions of this Section 7 shall survive the termination of this Agreement and your term of employment.

            8. Specific Performance. You acknowledge that the Company would sustain irreparable injury in the event of a violation by you of any of the provisions of Sections 6 or 7 hereof, and by reason thereof you consent and agree that if you violate any of the provisions of said Sections 6 or 7, in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining you from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum.

            9. Life Insurance. You agree that, during your term of employment, the Mobius Group will have the right to obtain and maintain life insurance on your life, at its expense, and for its benefit, subject to such aggregate coverage limitation as you and the Company shall agree, your consent not to be unreasonably withheld. You agree to cooperate fully with the Mobius Group in obtaining such life insurance, to sign any necessary consents, applications and other related forms or documents and to take any required medical examinations.

            10. Withholding. The parties understand and agree that all payments to be made by the Company pursuant to this Agreement shall be subject to all applicable tax withholding obligations of the Company.

            11. No Conflict. You represent and warrant that you are not party to or subject to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, in any way restricting or adversely affecting your ability to act for the Mobius Group in all of the respects contemplated hereby.

            12. Notices. All notices required or permitted hereunder will be given in writing by personal delivery; by confirmed facsimile transmission; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the parties at the respective addresses set forth above or at such other address as may be designated in writing by either party to the other in the manner set forth herein. Notices which are delivered personally, or by courier as aforesaid, will be effective on the date of delivery. Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.

            13. Miscellaneous.

                  (a) The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

                  (b) This Agreement is a personal contract calling for the provision of unique services by you, and your rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by you. In the event of any attempted assignment or transfer of rights hereunder by you contrary to the provisions hereof (other than as may be required by law), the Company will have no further liability for payments hereunder. The rights and obligations of the Company hereunder will be binding upon and run in favor of the successors and assigns of the Company.

                  (c) Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

                  (d) This Agreement has been made and will be governed in all respects by the laws of the State of New York applicable to contracts made and to be wholly performed within such state and the parties hereby irrevocably consent to the jurisdiction of the courts of the State of New York and federal courts located therein for the purpose of enforcing this Agreement.

                  (e) Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the City of New York in accordance with the commercial arbitration rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 6 or 7 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to seek arbitration. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found. In the event that (i) you make a claim against the Company under this Agreement, (ii) the Company disputes such claim, and (iii) you prevail with respect to such disputed claim, then the Company shall reimburse you for your reasonable costs and expenses (including reasonable attorney's fees) incurred by you in pursuing such disputed claim.

                  (f) This Agreement sets forth the entire understanding between the parties as to the subject matter hereof and merges and supersedes all prior agreements, commitments, representations, writings and discussions between the parties with respect to that subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by both parties hereto.

                  (g) The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.

                  (h) Notwithstanding any provision hereof to the contrary, this Agreement and the provisions hereof shall only become effective on the consummation of the IPO; if the IPO shall not have been consummated by June 30, 1998, this Agreement shall be deemed void, ab initio. The provisions of this Agreement which by their terms call for performance subsequent to termination of your term of employment hereunder, or of this Agreement, shall so survive such termination.

            Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this letter, following which this will be a legally binding agreement between us as of the date first written above.

                                       Very truly yours,

                                       Mobius Management Systems, Inc.

                                       By:/s/ E. Kevin Dahill
                                          --------------------------------
                                          Name: E.Kevin Dahill
                                          Title: Chief Financial
                                                   Officer

Accepted and Agreed:

/s/Mitchell Gross
--------------------------------
Mitchell Gross

                                    EXHIBIT A

                              Addresses for Notice

If to Mobius Management Systems, Inc.:

            To the Company's address set forth on the first page of this Agreement, Attention: Board of Directors

If to You:

            To your address set forth on the first page of this Agreement